UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2022

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-195058
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02. Unregistered Sale of Equity Securities

As of March 1, 2022, the Apollo Debt Solutions BDC (the “Fund”) sold unregistered Class I common shares of beneficial interest (with the final number of shares being determined on March 21, 2022) to feeder vehicles primarily created to hold the Fund’s Class I shares. The offer and sale of these Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) and/or Regulation S thereunder (the “Private Offering”). The following table details the shares sold:

Date of Unregistered Sale	Amount of Class I Common Shares	Consideration
As of March 1, 2022 (number of shares finalized on March 1, 2022)	8,579,545	$212,298,271

Item 8.01.	Other Events.

Net Asset Value and Portfolio Update

The net asset value (“NAV”) per share of each class of the Fund as of February 28, 2022, as determined in accordance with the Fund’s valuation policy, is set forth below.

NAV as of February 28, 2022
Class I Common Shares	$24.75
Class S Common Shares	$24.75

As of February 28, 2022, the Fund’s aggregate NAV was $1.1 billion, the fair value of its investment portfolio was $2.1 billion and it had $337.4 million of principal debt outstanding, resulting in a debt-to-equity leverage ratio of approximately 0.31 times. The Fund’s net leverage ratio as of February 28, 2022 was approximately 0.95 times(1).

(1)

The Fund’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash and cash equivalents, less foreign currencies, divided by net assets.

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $5.0 billion in Shares (the “Offering”). Additionally, the Fund has sold unregistered shares as part of the Private Offering. The following table lists the Shares issued and total consideration for both the Offering and the Private Offering as of the date of this filing. The Fund intends to continue selling Shares in the Offering and the Private Offering on a monthly basis.

	Common Shares Issued	Total Consideration
Offering:
Class I Common Shares	1,491,325	$37,017,857
Class S Common Shares	1,831,176	$45,363,000
Class D Common Shares	—	—
Private Offering:
Class I Common Shares	51,464,782	$1,285,050,690
Class S Common Shares	—	—
Class D Common Shares	—	—
Total Offering and Private Offering *	54,787,283	$1,367,431,547

*	Amounts may not sum due to rounding.

Recent Transaction Highlights(2)

As we approach the end of the first quarter of 2022, we believe mounting geopolitical tensions, inflationary pressures, anticipated interest rate hikes and the end of the Federal Reserve’s quantitative easing programs are creating a challenging market environment. We believe as the primary markets become more volatile, Apollo Global Management Inc. and its consolidated subsidiaries (“Apollo”) have the capacity to step in as a lender with certainty and capitalize on additional market share while providing incremental downside protection to investors. Additionally, we are seeing a robust pipeline of M&A activity and private equity dry powder with issuers turning to the private market for more strategic solutions. The enhanced pipeline of opportunities for Apollo to structure attractive, downside-protected private loans which the Fund can participate in is especially valuable during periods of instability or even distress. As we continue to grow the Fund, we are focused on creating a highly defensive, diversified portfolio in line with our mandate of predominately first lien, senior secured loans.

We have closed on a number of recent transactions, including:

R.R. Donnelley & Sons Co. – R.R. Donnelley & Sons Co. is an integrated communication company that offers commercial printing, packing and labeling solutions as well as marketing solutions through an offering of data analytics, creative and execution services. Apollo anchored the $750mm first lien term loan to refinance existing debt and support acquisition by Chatham Asset Management. The transaction pays S+500 bps with 1 point of OID, offers call protection and has a 4.5-year maturity. Apollo leveraged its industry-wide relationships and capabilities to commit in scale.

(2)

The information provided, including dollar amounts, represents the aggregated investment of all participating investors, including the Fund. The final dollar amount of the Fund’s portion of the investment will be determined and disclosed in the Fund’s future periodic reports.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2022	APOLLO DEBT SOLUTIONS BDC

	By:	/s/ Joseph Glatt
	Name:	Joseph Glatt
	Title:	Chief Legal Officer and Secretary

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